                                                                    EXHIBIT 11.1

                                  CYMER, INC.

            CALCULATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK

                                                    SIX MONTHS   SIX MONTHS    NINE MONTHS     NINE MONTHS
                                      YEAR ENDED      ENDED        ENDED          ENDED           ENDED
                                     DECEMBER 31,    JUNE 30,     JUNE 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                         1995          1995         1996          1995            1996
                                     ------------   ----------   ----------   -------------   -------------
Net income (loss) applicable to
  earnings (loss) per share........   $   69,000    $ (383,000)  $  957,000    $  (295,000)    $  2,963,000
                                      ==========    ==========   ==========     ==========      ===========
Common stock and common stock
  equivalents:
  Weighted average shares of common
     stock outstanding during the
     period........................    7,330,640     6,691,916    8,765,319      6,936,769        9,015,522
Common stock equivalents (stock
  options and warrants)............      240,630            --      900,361             --        1,039,590
                                      ----------    ----------   ----------     ----------      -----------
          Total common stock and
            common stock
            equivalents............    7,571,270     6,691,916    9,665,680      6,936,769       10,055,112
                                      ==========    ==========   ==========     ==========      ===========
Earnings (loss) per common share...   $     0.01    $    (0.06)  $     0.10    $     (0.04)    $       0.29

Note: Earnings (loss) per share of common stock for the periods ended December 31, 1995, June 30, 1995, September 30, 1995 and June 30, 1996 is presented on a pro forma basis, see explanation at Note 1 to Notes to Consolidated Financial Statements and Note 1 to Notes to Unaudited Consolidated Financial Statements. Based on the Company's capital structure, there is no difference between prime and fully diluted earnings (loss) per share of common stock. Common stock equivalents are not included for the six months ended June 30, 1995 and the nine months ended September 30, 1995, as they are antidilutive.